Exhibit 3.1

CLASS D AMENDMENT

AMENDMENT NO. 1 TO AMENDED AND RESTATED OPERATING AGREEMENT OF ATLAS ENERGY RESOURCES, LLC

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED OPERATING AGREEMENT OF ATLAS ENERGY RESOURCES, LLC (this “Amendment”), dated as of June 29, 2007, is entered into and effectuated by the Board of Directors (the “Board”) of Atlas Energy Resources, LLC, a Delaware limited liability company (the “Company”), pursuant to authority granted to it in Sections 5.5 and 11.1 of the Amended and Restated Operating Agreement of the Company, dated as of December 18, 2006 (the “Limited Liability Company Agreement”). Capitalized terms used but not defined herein are used as defined in the Limited Liability Company Agreement.

WHEREAS, Section 5.5(a) of the Limited Liability Company Agreement provides that the Company may issue additional Company Securities for any Company purpose at any time and from time to time for such consideration and on such terms and conditions as the Board shall determine, all without the approval of any Members (subject to the provisions of Section 5.6 of the Limited Liability Company Agreement);

WHEREAS, Section 5.5(b) of the Limited Liability Company Agreement provides that the Company Securities authorized to be issued by the Company pursuant to Section 5.5(a) of the Limited Liability Company Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Company Securities) as shall be fixed by the Board;

WHEREAS, Section 11.1(c)(vii) of the Limited Liability Company Agreement provides that the Board, without the approval of any Member (subject to the provisions of Section 5.6 of the Limited Liability Company Agreement), may amend any provision of the Limited Liability Company Agreement that the Board determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Company Securities pursuant to Section 5.5 of the Limited Liability Company Agreement, and the Board has determined that the amendments contemplated hereby are necessary or appropriate in connection therewith;

WHEREAS, the Board has determined that the issuance of the Class D Units provided for in this Amendment is permitted by Section 5.6 of the Limited Liability Company Agreement;

WHEREAS, Section 11.1(c)(iv) of the Limited Liability Company Agreement provides that the Board, without the approval of any Member, may amend any provision of the Limited Liability Company Agreement to reflect a change that the Board determines does not adversely affect the Members (including any particular class of Interests as compared to other classes of Interests) in any material respect, and the Board has determined that such amendments contemplated hereby do not adversely affect the Members in any material respect; and

WHEREAS, the Board deems it in the best interest of the Company to effect this Amendment to provide for (i) the issuance of the Class D Units, (ii) the conversion of the Class D Units into Common Units in accordance with the terms described herein and (iii) such other matters as are provided herein.

NOW, THEREFORE, it is hereby agreed as follows:

A.	Amendment. The Limited Liability Company Agreement is hereby amended as follows:

1. Section 1.1 of the Limited Liability Company Agreement is hereby amended to add or amend and restate the following definitions in the appropriate alphabetical order:

“Capital Account True-Up Election” has the meaning assigned to such term in Section 6.1(d)(xii)(C).

“Class D Distribution Increase Date” has the meaning assigned to such term in Section 5.11(h).

“Class D Member Interests” means the Member Interests represented by the Class D Units.

“Class D Unit Arrearage” means, with respect to any Class D Unit, whenever issued, as to any Quarter, the amount, if any, by which (a) the Initial Quarterly Distribution in respect of such Quarter (or, for the period from the Class D Distribution Increase Date through the Conversion Approval, 115% of the Initial Quarterly Distribution) exceeds (b) the sum of all Available Cash distributed with respect to a Class D Unit in respect of such Quarter pursuant to Sections 6.4(a)(iii)(x) and 6.4(b)(iii)(x).

“Class D Unit” means a Unit representing a fractional part of the Member Interests of all Members and, to the extent they are treated as Members hereunder, Assignees, and having the rights and obligations specified with respect to Class D Units in this Agreement. A “Class D Unit” shall not constitute a Common Unit until such time as such Class D Unit is converted into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter during which Class D Units are Outstanding, the excess, if any, of (a) the Initial Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Sections 6.4(a)(i) and 6.4(b)(i).

“Conversion Approval” has the meaning assigned to such term in Section 5.11(d).

“Cumulative Class D Unit Arrearage” means, with respect to any Class D Unit, whenever issued, as of the end of any Quarter, the excess, if any, by which (a) the sum resulting from adding together the Class D Unit Arrearages for each of the Quarters during which any Class D Unit has been Outstanding exceeds (b) the sum of any distributions theretofore made to a Class D Unit pursuant to Sections 6.4(a)(iii)(y), 6.4(b)(iii)(y) and 6.6(d) (including any distributions to be made in respect of the last of such Quarters).

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters during which Class D Units are Outstanding ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Sections 6.4(a)(ii), 6.4(b)(ii) and 6.6(b).

“Issue Price” means the price at which a Unit is purchased from the Company, after taking into account any sales commission or underwriting discount charged to the Company and after taking into account any other form of discount with respect to the price at which a Unit is purchased from the Company. In the case of the Class D Units, the Issue Price shall be deemed to be $24.78 per Unit and in the case of the Privately Placed Common Units, $25.50 per Unit.

“Percentage Interest” means, as of any date of determination (a) as to any Unitholder holding Class A Units, the product obtained by multiplying (i) 2% by (ii) the quotient obtained by dividing (A) the number of Class A Units held by such Unitholder by (B) the total number of Outstanding Class A Units; (b) as to any Unitholder holding Common Units or Class D Units, the product obtained by multiplying (i) 98% by (ii) the quotient obtained by dividing (A) the number of Common Units and/or Class D Units held by such Unitholder by (B) the total number of all Outstanding Common Units and Class D Units, and (c) as to the holders of other Company Securities issued by the Company in accordance with Section 5.5, the percentage established as a part of such issuance.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, as the case may be, underlying any Common Unit (other than a Privately Placed Common Unit), Class A Unit, Class D Unit or Privately Placed Common Unit, as the case may be, held by a Person.

“Private Placement Value” means with respect to the Class D Units and the Privately Placed Common Units, $34.19 per Unit.

“Privately Placed Common Units” means the Common Units issued pursuant to the Unit Purchase Agreement.

“Unit” means a Company Security that is designated as a “Unit” and shall include Class A Units, Class D Units and Common Units, but shall not include the Management Incentive Interests.

“Unit Purchase Agreement” means the Class D Unit and Common Unit Purchase Agreement dated as of May 18, 2007 between the Company and the purchasers named therein.

2. Section 1.1 of the Limited Liability Company Agreement is hereby further amended to add a new sentence at the end of the definition of “Common Unit” as follows:

The term “Common Unit” does not include a Class D Unit prior to its conversion into a Common Unit pursuant to this Agreement.

3. Article IV of the Limited Liability Company Agreement is hereby amended to add a new Section 4.6(e) as follows:

(e) The transfer of (1) a Class D Unit that has been converted into a Common Unit pursuant to Section 5.11 or (2) a Privately Placed Common Unit shall be subject to the restrictions imposed by Section 6.9.

4. Section 5.4(a) of the Limited Liability Company Agreement is hereby amended to add the following at the end of such section:

The initial Capital Account balance in respect of each Class D Unit shall be the Private Placement Value for such Class D Unit, and the initial Capital Account balance of each holder of Class D Units in respect of all Class D Units held shall be the product of such initial balance for a Class D Unit multiplied by the number of Class D Units held by such holder. The initial Capital Account balance in respect of each Privately Placed Common Unit shall be the Private Placement Value for such Privately Placed Common Unit, and the initial Capital Account balance of each holder of Privately Placed Common Units in respect of all Privately Placed Common Units held shall be the product of such initial balance for a Privately Placed Common Unit multiplied by the number of Privately Placed Common Units held by such holder. Immediately following the creation of a Capital Account balance in respect of each Class D Unit, each holder acquiring a Class D Unit at original issuance shall be deemed to have received a cash distribution in respect of such Class D Units in an amount equal to the product of (x) the total number of Class D Units so acquired by such holder multiplied by (y) the difference between the Private Placement Value and the Issue Price of a Class D Unit. Immediately following the creation of a Capital Account balance in respect of each Privately Placed Common Unit, each Unitholder acquiring a Privately Placed Common Unit at original issuance shall be deemed to have received a cash distribution in respect of such Privately Placed Common Units in an amount equal to the product of (x) the total number of

Privately Placed Common Units so acquired by such Unitholder multiplied by (y) the difference between the Private Placement Value and the Issue Price of a Privately Placed Common Unit. The purpose of the four preceding sentences is to provide the initial purchasers of Class D Units and Privately Placed Common Units with a net Capital Account in the Class D Units and Privately Placed Common Units on the date of purchase equal to the Issue Price paid by those purchasers for the Class D Units and Privately Placed Common Units.

5. Section 5.4(c)(i) of the Limited Liability Company Agreement is hereby amended to add the following at the end of such section:

Any adjustments that are made under this paragraph in connection with the issuance of the Class D Units or the Privately Placed Common Units shall be based on the Private Placement Value of the Class D Units and the Privately Placed Common Units.

6. Article V of the Limited Liability Company Agreement is hereby amended to add a new Section 5.11 creating a new series of Company Securities as follows:

Section 5.11 Establishment of Class D Units.

(a) General. The Board hereby designates and creates a series of Company Securities to be designated as “Class D Units” and consisting of a total of 16,702,828 Class D Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class D Units as set forth in this Section 5.11. A form of Certificate Evidencing Class D Units is attached as Exhibit 4.2.

(b) Rights of Class D Units. During the period commencing upon issuance of the Class D Units and ending on the upon Conversion Approval (or that later time specified in this Section 5.11(b)), unless amended pursuant to Section 5.11(h) hereof:

(i) Allocations. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and credit shall be allocated to the Class D Units to the same extent as such items would be so allocated if such Class D Units were Common Units (other than Privately Placed Common Units) that were then Outstanding.

(ii) Distributions. Except as otherwise specified in this Agreement, Class D Units shall have the right to the distributions specified in Article VI of this Agreement.

(iii) Elimination of Cumulative Class D Unit Arrearages Upon Conversion. If a Cumulative Class D Unit Arrearage

exists at the time of Conversion Approval, Available Cash shall be distributed 98% to the Unitholders holding Class D Units, Pro Rata, and 2% to the holders of Class A Units, Pro Rata, until there has been distributed in respect of each Class D Unit then Outstanding an amount equal to the Cumulative Class D Unit Arrearage as of such date. This distribution shall not be deemed a distribution on a Common Unit, but the satisfaction of prior entitlements of the holders of Class D Units as of Conversion Approval. For the taxable year in which the distribution is made, if not previously allocated, each Person receiving such distribution shall be allocated items of gross income in an amount equal to such distribution as provided in Section 6.1(d)(iii)(C).

(c) [Reserved]

(d) Vote of Unitholders. Except as provided in this Section 5.11, the Class D Units are not convertible into Common Units. The Board shall, as promptly as practicable following the issuance of the Class D Units, but in any event not later than 135 days after the date hereof, take such actions as may be necessary or appropriate to submit to a vote or consent of the holders of the Units the approval of a change in the terms of the Class D Units to provide that each Class D Unit will automatically convert into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units that occurs prior to the conversion of the Class D Units), except that for purposes of this Section 5.11(d) the term “Unitholders” shall not include the holders of Class D Units (the “Conversion Approval”). Effective immediately upon the Conversion Approval by the Unitholders, the issuance of additional Common Units to be issued upon such automatic conversion shall be approved without any further action by the holders thereof. The vote or consent required for such approval will be the requisite vote required under this Agreement and under the rules or staff interpretations of the National Securities Exchange on which the Common Units are listed or admitted to trading for the listing or admission to trading of the Common Units that would be issued upon any such conversion. Upon receipt of such approval and compliance with Section 5.11(f), the terms of the Class D Units will be changed, automatically and without further action, so that each Class D Unit is converted into one Common Unit and, immediately thereafter, none of the Class D Units shall be Outstanding.

(e) Change in Rules of National Securities Exchange. If at any time (i) the rules of the National Securities Exchange on which the Common Units are listed or admitted to trading or the staff interpretations of such rules are changed or (ii) facts or circumstances arise so that no vote or consent of Unitholders (except that for purposes of this Section 5.11(e) the term “Unitholders” shall not include the holders of the Class D Units) is required as a condition to the listing or admission to trading of the Common Units that would be issued upon any conversion of any Class D Units into Common Units as provided in Section 5.11(d), the terms of such Class D Units will be changed so that each Class D Unit is converted (without further action or any vote of any Unitholders other than compliance with Section 5.11(f)) into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units that occurs prior to the conversion of the Class D Units) and, immediately thereafter, none of the Class D Units shall be Outstanding.

(f) Surrender of Certificates. Upon receipt of the approval of the holders of the Units (other than holders of the Class D Units, who do not vote as part of the Conversion Approval) to convert the Class D Units into Common Units in accordance with Section 5.11(d) or a change in rules of the National Securities Exchange or a change in facts and circumstances as described in Section 5.11(e), the Board shall give the holders of the Class D Units prompt notice of such approval or change and, subject to Section 6.9, each holder of Class D Units shall promptly surrender the Class D Unit Certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Class D Units. In the case of any such conversion, the Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class D Units one or more Unit Certificates, registered in the name of such holder, for the number of Common Units to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made as of the date of the event specified in Section 5.11(d) or Section 5.11(e), as the case may be, and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Units on said date.

(g) Voting Rights. The Class D Units are non-voting, except that the Class D Units shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class D Units in relation to other classes of Interests (including as a result of a merger or consolidation) or as required by law. The approval of a majority of the Class D Units shall be required to approve any matter for which the holders of the Class D Units are entitled to vote.

(h) Automatic Provisions. If the Conversion Approval has not occurred within 135 days after the date hereof, then, effective as of the next succeeding day (the “Class D Distribution Increase Date”) until the Conversion Approval is obtained, Section 5.11(b) will be deemed to be amended in its entirety, automatically and without further action, as follows:

(b) Rights of Class D Units. Prior to the Conversion Approval (or the later date specified in this Section 5.11(b)):

(i) Allocations. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and credit shall be allocated to the Class D Units to the same extent as such items would be so allocated if such Class D Units were Common Units (other than Privately Placed Common Units) that were then Outstanding.

(ii) Distributions. Except as otherwise specified in this Agreement, Class D Units shall have the right to the distributions specified in Article VI of this Agreement. Notwithstanding the provisions of Article VI:

(A) Sections 6.4(a)(iii) and 6.4(b)(iii) shall be applied by substituting “115%” for “100%”.

(B) Each Class D Unit shall be entitled to 115% of the amount distributed per Common Unit pursuant to Sections 6.4(a)(iv), 6.4(b)(iv), 6.4(b)(v) and 6.4(b)(vi).

(iii) Elimination of Cumulative Class D Unit Arrearages Upon Conversion. If a Cumulative Class D Unit Arrearage exists at the time of Conversion Approval, Available Cash shall be distributed 98% to the Unitholders holding Class D Units, Pro Rata, and 2% to the holders of Class A Units, Pro Rata, until there has been distributed in respect of each Class D Unit then Outstanding an amount equal to the Cumulative Class D Unit Arrearage as of such date. This distribution shall not be deemed a distribution on a Common Unit, but the satisfaction of prior entitlements of the holders of Class D Units as of Conversion Approval. For the taxable year in which the distribution is made, if not previously allocated, each Person receiving such distribution shall be allocated items of gross income in an amount equal to such distribution as provided in Section 6.1(d)(iii)(C).

7. Section 6.1(c)(ii) of the Limited Liability Company Agreement is hereby amended and restated as follows:

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.4(c)), such Net Termination Loss shall be allocated among the Members in the following manner:

(A) First, 2% to the holders of Class A Units, Pro Rata, and 98% to the holders of Class D Units, Pro Rata, until the Capital Account in respect to each Class D Unit then Outstanding has been reduced to zero;

(B) Second, 2% to the holders of Class A Units, Pro Rata, and 98% to the holders of Common Units, Pro Rata, until the Capital Account in respect to each Common Unit then Outstanding has been reduced to zero; and

(C) Third, the balance, if any, to all Unitholders in accordance with their respective Percentage Interests.

8. Article VI of the Limited Liability Company Agreement is hereby amended to add a new Section 6.1(d)(iii)(C) as follows:

(C) After the application of Sections 6.1(d)(iii)(A) and (B), if the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed or deemed distributed pursuant to Section 5.4(a) of this Agreement with respect to Class D Units or Privately Placed Common Units, or Section 10.3 of this Agreement) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (a) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (b) the number of Units owned by the Unitholder receiving the greater distribution.

9. Article VI of the Limited Liability Company Agreement is hereby amended to add a new Section 6.1(d)(xii) as follows:

(xii) Allocations for Class D Units and Privately Placed Common Units.

(A) With respect to any taxable period of the Company ending upon, or after, a Book-Up Event, a Book-Down Event or a sale of all or substantially all of the assets of the Company occurring after the date of issuance of the Class D Units and the Privately Placed Common Units, Company items of income or gain for such taxable period shall be allocated 100% (1) to the Members holding Class D Units or converted Class D Units that are Outstanding as of the time of such event in proportion to the number of Class D Units or converted Class D Units held by such Members, until each such Member has been allocated the amount that increases the Capital Account of such Class D Unit or converted Class D Unit to the Per Unit Capital Amount for a then outstanding Common Unit (other than a converted Class D Unit or a Privately Placed Common Unit) and (2) to the Members holding Privately Placed Common Units that are Outstanding as of the time of such event in proportion to the number of Privately Placed Common Units held by such Members, until each such Member has been allocated the amount that increases the Capital Account of such Privately Placed Common Unit to the Per Unit Capital Amount for a then outstanding Common Unit (other than a Privately Placed Common Unit or a Class D Unit).

(B) With respect to any taxable period of the Company ending upon, or after, the transfer of converted Class D Units or Privately Placed Common Units to a Person that is not an Affiliate of the holder, Company items of income or gain for such taxable period shall be allocated 100% (1) to the Members transferring such converted Class D Units in proportion to the number of converted Class D Units transferred by such Members, until each such Member has been allocated the amount that increases the Capital Account of such converted Class D Unit to the Per Unit Capital Amount for a then outstanding Common Unit (other than a converted Class D Unit or a Privately Placed Common Unit) and (2) to the Members transferring such Privately Placed Common Units in proportion to the number of Privately Placed Common Units transferred by such Members, until each such Member has been allocated the amount that increases the Capital Account of such Privately Placed Common Unit to the Per Unit Capital Amount for a then outstanding Common Unit (other than a Privately Placed Common Unit or a converted Class D Unit).

(C) With respect to the first taxable period of the Company ending upon, or after, the date of issuance of the Class D Units or the Privately Placed Common Units, at the election of a Member holding Class D Units or Privately Placed Common Units (the “Capital Account True-Up Election”), items of income or gain for such taxable period shall be allocated 100% to the Members making such Capital Account True-Up Election with respect to Class D Units or Privately Placed Common Units held by such Members, until each such Member has been allocated the amount that increases the Capital Account of such Class D Unit or Privately Placed Common Unit to the Per Unit Capital Amount for a then outstanding Common Unit (other than a Class D Unit or a Privately Placed Common Unit).

10. Section 6.4 of the Limited Liability Company Agreement is amended to read as follows:

Section 6.4 Distributions of Available Cash from Operating Surplus.

(a) During the MII Vesting Period. Available Cash with respect to any Quarter ending prior to or on the date of the end of the MII Vesting Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.6 shall, subject to Section 8-607 of the Delaware Act, be distributed, except as otherwise required by Section 5.5(b) in respect of other Company Securities issued pursuant thereto, as follows:

(i) First, (A) 2% to the holder(s) of the Class A Units, Pro Rata and (B) 98% to the holders of the Common Units, Pro Rata until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Initial Quarterly Distribution for such Quarter;

(ii) Second, (A) 2% to the holder(s) of the Class A Units, Pro Rata and (B) 98% to the holders of the Common Units, Pro Rata until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, (x) (A) 2% to the holder(s) of the Class A Units, Pro Rata and (B) 98% to the holders of the Class D Units, Pro Rata, until there has been distributed in respect of each Class D Unit then Outstanding an amount equal to 100% of the Initial Quarterly Distribution for such Quarter; and (y) (A) 2% to the holder(s) of the Class A Units, Pro Rata and (B) 98% to the holders of the Class D Units, Pro Rata, until there has been distributed in respect of each Class D Unit then Outstanding an amount equal to the Cumulative Class D Unit Arrearage, if any, existing with respect to such Quarter;

(iv) Fourth, (A) 2% to the holder(s) of the Class A Units, Pro Rata and (B) 98% to the holders of the Common Units and Class D Units, Pro Rata.

(b) After the MII Vesting Period. Available Cash with respect to each Quarter after the MII Vesting Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.6 shall, subject to Section 18-607 of the Delaware Act, be distributed, except as otherwise required by Section 5.5(b) in respect of additional Company Securities issued pursuant thereto, as follows:

(i) First, (A) 2% to the holder(s) of the Class A Units, Pro Rata and (B) 98% to the holders of the Common Units, Pro Rata until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Initial Quarterly Distribution for such Quarter;

(ii) Second, (A) 2% to the holder(s) of the Class A Units, Pro Rata and (B) 98% to the holders of the Common Units, Pro Rata until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, (x) (A) 2% to the holder(s) of the Class A Units, Pro Rata and (B) 98% to the holders of the Class D Units, Pro Rata, until there has been distributed in respect of each Class D Unit then Outstanding an amount equal to 100% of the Initial Quarterly Distribution for such Quarter; and (y) (A) 2% to the holder(s) of the Class A Units, Pro Rata and (B) 98% to the holders of the Class D Units, Pro Rata, until there has been distributed in respect of each Class D Unit then Outstanding an amount equal to the Cumulative Class D Unit Arrearage, if any, existing with respect to such Quarter;

(iv) Fourth, (A) 2% to the holders of Class A Units, Pro Rata, and (B) 98% to the holders of Common Units and Class D Units, Pro Rata, until there has been distributed in respect of each Class A Unit, each Class D Unit and each Common Unit then Outstanding an amount equal to the Initial Quarterly Distribution for such Quarter plus $0.06 (the “First Target Distribution”);

(v) Fifth, (A) 2% to the holders of the Class A Units, Pro Rata, (B) 83% to the holders of the Common Units and Class D Units, Pro Rata, and (C) 15% to the holders of the Management Incentive Interests, Pro Rata, until there has been distributed in respect of each Class A Unit, each Class D Unit and each Common Unit then Outstanding an amount equal to the Initial Quarterly Distribution for such Quarter plus $0.17 (the “Second Target Distribution); and

(vi) Thereafter, (A) 2% to the holders of the Class A Units, Pro Rata, (B) 73% to the holders of the Common Units and Class D Units, Pro Rata, and (C) 25% to the holders of the Management Incentive Interests, Pro Rata.

11. Section 6.6 of the Limited Liability Company Agreement is amended to read as follows:

Section 6.6 Distributions of Available Cash from Capital Surplus

Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 18-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, be distributed as follows:

(a) 100% to the holders of Common Units, Pro Rata, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price;

(b) 100% to the holders of Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

(c) 100% to the holders of Class D Units, Pro Rata, until a hypothetical holder of a Class D Unit acquired on the Closing Date has received with respect to such Class D Unit, during the period since the date Class D Units were originally issued through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price;

(d) 100% to the holders of Class D Units, Pro Rata, until there has been distributed in respect of each Class D Unit then Outstanding an amount equal to the Cumulative Class D Unit Arrearage; and

(e) Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

12. Article VI is hereby amended to add a new Section 6.9 as follows:

Section 6.9 Special Provisions Relating to Holders of Converted Class D Units and Privately Placed Common Units. A holder of (1) a Privately Placed Common Unit or (2) a Class D Unit that has converted into a Common Unit pursuant to Section 5.11 shall be required to provide notice to the Board of the number of Privately Placed Common Units or converted Class D Units transferred by such holder no later than the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 6.1(d)(xii)(B) to a prior transfer of the Common Unit or the application of Section 6.1(d)(xii)(A) or Section 6.1(d)(xii)(C), the Board has previously determined, based on advice of counsel, that the Privately Placed Common Unit or converted Class D Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit; provided, that such holder may cure any failure to provide such notice by providing such notice within 20 days of the last Business Day of such calendar year. The sole and exclusive remedy for any holder’s failure to provide any such notice shall be the enforcement of the remedy of specific performance against such holder and there will be no monetary damages. In connection with the condition imposed by this Section 6.9, the Board shall take whatever steps are required to provide economic uniformity to the Privately Placed Common Units and converted Class D Units in preparation for a transfer thereof, including the application of Section 6.1(d)(xii)(B); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Certificates.

B. Agreement in Effect. Except as hereby amended, the Limited Liability Company Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D. Invalidity of Provisions. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

ATLAS ENERGY RESOURCES, LLC

By:	/s/ Matthew A. Jones
Name:	Matthew A. Jones
Title:	CFO

[Signature Page to Form of Class D Amendment]

Exhibit 4.2

Certificate Evidencing Class D Units
Certificate No.	Representing Limited Liability Company Interests in	Class D Units
Atlas Energy Resources, LLC

In accordance with Section 4.1 of the Amended and Restated Operating Agreement of Atlas Energy Resources, LLC, as amended, supplemented or restated from time to time (the “Company Agreement”), Atlas Energy Resources, LLC, a Delaware limited liability company (the “Company”), hereby certifies that                                                   (the “Holder”) is the registered owner of              CLASS D UNITS representing limited liability company interests in the Company (the “Class D Units”) transferable on the books of the Company, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Class D Units are set forth in, and this Certificate and the Class D Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Company Agreement. Copies of the Company Agreement are on file at, and will be furnished without charge on delivery of written request to the Company at, the principal office of the Company located at 311 Rouser Road, Moon Township, PA 15108. Capitalized terms used herein but not defined shall have the meanings given them in the Company Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Member and to have agreed to comply with and be bound by and to have executed the Company Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Company Agreement, (iii) granted the powers of attorney provided for in the Company Agreement and (iv) made the waivers and given the consents and approvals contained in the Company Agreement.

This Certificate shall not be valid for any purpose unless it has been signed by duly authorized officers of the Company.

Dated: _____________, 2007	ATLAS ENERGY RESOURCES, LLC

By:
Chairman, President and Chief Executive Officer

By:
Secretary

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED (EXCEPT IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THESE SECURITIES) OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT.” FOR THE AVOIDANCE OF DOUBT, THE PURCHASED UNITS AND THE PURCHASED CLASS D UNITS MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH PURCHASED UNITS OR PURCHASED CLASS D UNITS AND SUCH PLEDGE SHALL NOT BE DEEMED TO BE A TRANSFER, SALE OR ASSIGNMENT OF SUCH PURCHASED UNITS OR PURCHASED CLASS D UNITS, AND NO BUYER EFFECTING SUCH A PLEDGE SHALL BE REQUIRED TO PROVIDE ATLAS ENERGY WITH ANY NOTICE THEREOF OR OTHERWISE MAKE ANY DELIVERY TO ATLAS ENERGY PURSUANT TO THIS AGREEMENT OR ANY OTHER BASIC DOCUMENT.

Atlas Energy Resources, LLC

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM	–	as tenants in common	UNIF GIFT MIN ACT–		Custodian
TEN ENT	–	as tenants by the entireties		(Cust)		(Minor)
JT TEN	–	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts to Minors Act
(State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF CLASS D UNITS

In

Atlas Energy Resources, LLC

FOR VALUE RECEIVED,	hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)

(Please insert Social Security or other identifying number of Assignee)

Class D Units representing limited liability company interests evidenced by this Certificate, subject to the Company Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of Atlas Energy Resources, LLC.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

The signature(s) should be guaranteed by an “eligible guarantor institution” as defined in Rule 17Ad-15 under the Securities and Exchange Act of 1934, as amended	(Signature)

(Signature)

SIGNATURE(S) GUARANTEED:

No assignment or transfer of the Class D Units evidenced hereby will be registered on the books of the Company unless the Certificate evidencing the Class D Units to be transferred is surrendered for registration or transfer.